Osage Exploration & Development, Inc

Announces Control of Operations In Nemaha Ridge Project

5,015 Operated Acres and 4,475 Joint Venture Acres

Osage’s Total Operated Acreage Climbs To 13,000+ Acres

San Diego, California, DECEMBER 20, 2013 - Osage Exploration and Development, Inc. (OTCBB:OEDV), an independent exploration and production company focused on the Horizontal Mississippian and Woodford plays in Oklahoma, announced today that by virtue of a Partition Agreement reached with its partners, Osage has become the project operator on a majority of its acreage in the Nemaha Ridge project in Logan County, Oklahoma. Effective September 1, 2013, Osage will operate approximately 5,015 net acres in thirty sections, and will remain joint-venture partners with Slawson Exploration in approximately 4,475 net acres across forty-five sections. Further, the Company announced that it has put under multi-year contract two key members collectively having over sixty-five years of industry experience to form the nucleus of Osage’s operating team.

Partition Agreement

With the Partition Agreement, Osage becomes the Operator of approximately 53% of its 9,490 acres in the Nemaha Ridge project. The remaining 47% of the acreage that is held by production will continue to be operated by Slawson Exploration. Osage retains its ownership share of all existing production from wells drilled prior to September 1, 2013, as well as ownership of the Proved Developed Producing reserves from those wells

Operating Team

In addition to its two exploration geologists whose work provided the geological foundation of the Nemaha Ridge project, Osage has contracted with two highly experienced key individuals, Mr. Buddie Livingston as Project Manager and Mr. Jeff Dwiggins as Manager of Production Engineering, to form the nucleus of our Operating Team. Together, their sixty-five plus years of experience in the E&P industry spans all aspects of planning, drilling, completing, producing, and managing a reservoir. Abbreviated bios for Mssrs. Livingston and Dwiggins are included below.

Management Comments

“This transformative transaction allows Osage to put its time as a non-operator in the rear-view mirror,” stated Mr. Kim Bradford, Chairman and CEO of Osage Exploration and Development, Inc. (OTCBB:OEDV). “As the Operator of a majority of our acreage in the Logan County Nemaha Ridge project, we now control the timing of capital expenditures, the cash flows from oil and gas sales, and the quality and method of operations. It has been our plan to transition Osage into an operating company since the beginning, and with this partition agreement, that objective is achieved. We are immediately moving forward with drilling in Logan County in 2014, as well as our previously announced move into our Pawnee Mississippian project.”

“Having more than one operator in the Nemaha Ridge project will benefit all parties involved,” continued Mr. Bradford. “We will be sharing information and techniques with our neighboring operators in order to optimize all aspects of drilling and completing the multiple reservoirs that are stacked in the Nemaha Ridge project.

“Most importantly, Osage now has control of technically and geologically de-risked Mississippian acreage in Logan County which contains highly economic known quantities of oil and gas, an operating team with a proven ability to efficiently extract the oil and gas, and the upside of the Woodford Shale, which we plan to exploit very soon. With our existing production providing a base of cash flows and the financial partnership of one of the largest private equity firms in the world, Osage has begun a new chapter which should be very rewarding for its shareholders.”

Operating Team Bios

Buddie Livingston has over forty years in the drilling, completion, and production sectors. His specific focus and the vast majority of his industry experience has been on highly technical drilling projects, including: high pressure, snubbing, horizontal, underbalanced, and managed pressure drilling projects. He has served as a Project Manager, Drilling Supervisor, and wellsite consultant for Energen Resources, ExxonMobil, and others both onshore and offshore, with extensive experience in the Permian, Bakken, Anadarko, and Arkoma basins. Buddie has managed or project managed the drilling of hundreds of horizontal wells and thousands of vertical wells. Buddie is a third generation oilman and makes his home in Bristow, Oklahoma.

Jeff Dwiggins has over twenty-five years of experience in the domestic and international energy industry with a specific focus on designing and improving artificial lift systems for oil and gas companies. Most recently, Jeff worked with Apache Corporation as a production engineering consultant for all forms of artificial lift worldwide, tasked with improving Apache’s overall artificial lift performance. Jeff has extensive ESP application and alternative deployed ESP expertise having worked significant projects in such places as Qatar, Egypt, Brunei, Chad and others. Jeff has successfully managed the development of many key facets of coiled tubing deployed ESPs. He also has a broad background in the oil and gas sector including project engineering, engineering development and management, business operations and development, start-up operations and manufacturing operations. Jeff lives in Edmond, Oklahoma.

About Osage Exploration and Development, Inc.

Based in San Diego, California, with production offices in Oklahoma City, Oklahoma, and executive offices in Bogotá, Colombia, Osage Exploration and Development, Inc. is an independent exploration and production company with interests in oil and gas wells and prospects in the U.S. and Colombia. www.osageexploration.com

Safe Harbor Statement

The information in this release includes certain forward-looking statements as defined by the Securities and Exchange Commission that are based on assumptions that in the future may prove not to have been accurate. Those statements and Osage Exploration and Development, Inc. are subject to a number of risks, including production variances from expectations, volatility of product prices, inability to raise sufficient capital to fund its operations, environmental risks, competition, government regulation, and the ability of the Company to execute its business strategy, among others.

Contacts :

Osage Exploration and Development, Inc.

Kim Bradford, President and CEO
Phone: 619-677-3956
Fax: 619-677-3964
kbradford@osageexploration.com
www.osageexploration.com

Jack Zedlitz, VP of Corporate Development
Phone: 405-270-0989
jzedlitz@osageexploration.com